Exhibit 8.1

April 11, 2019

Board of Directors

First Financial Corporation

One First Financial Plaza
Terre Haute, IN 47808

Ladies and Gentlemen:

We have acted as tax counsel to First Financial Corporation (“First Financial”), an Indiana corporation, in connection with the proposed merger (the “Merger”) of HopFed Bancorp, Inc. (“HopFed”), a Delaware corporation, with and into First Financial pursuant to the Agreement and Plan of Merger, dated January 7, 2019, by and between First Financial and HopFed (the “Merger Agreement”). The Merger is described in the Registration Statement on Form S-4 being filed by First Financial with the Securities and Exchange Commission (the “Commission”), as amended or supplemented through the date hereof (the “Registration Statement”), in connection with the Merger. At your request, and in connection with the filing of the Registration Statement, we are rendering this opinion concerning certain U.S federal income tax matters. Capitalized terms not defined herein shall have the meanings ascribed to them in the Merger Agreement.

In connection with rendering this opinion, we have reviewed, examined, and relied upon the truth and accuracy of, among other things, copies, certified or otherwise identified to our satisfaction, of the following documents (including all exhibits and schedules attached thereto): (i) the Registration Statement, (ii) the Merger Agreement; (iii) officer’s certificates from First Financial and HopFed (the “Certificates”), and (iv) such other documents, certificates, and records as we have deemed necessary or appropriate as a basis for this opinion. In such examination, we have assumed the legal capacity of all persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, and the authenticity of the originals of such latter documents. We have assumed the Merger Agreement and such other documents, certificates, and records are duly authorized, valid, and enforceable. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.

In rendering this opinion, we have assumed, with your consent, that (i) the Merger will be consummated in accordance with the provisions of the Merger Agreement and no provision has been amended or waived, (ii) the statements concerning the Merger set forth in the Merger Agreement and the Registration Statement are true, complete, and correct and will remain true, complete, and correct at all times up to and including the Effective Time, (iii) the representations made in the Certificates are true, complete, and correct as of the date hereof and will be true, correct, and complete at all times up to and including the Effective Time, (iv) any representations made in the Merger Agreement, the Registration Statement, or the Certificates “to the knowledge of” or “based on the belief of” First Financial, HopFed, or any other person, or any similar qualification, are true, complete, and correct and will remain true, complete, and correct at all times up to and including the Effective Time, in each case without such qualification, (v) the Merger will be effective under applicable state law, and (vi) any other assumption necessary for this opinion and proper to assume. If any of the above described assumptions are untrue for any reason or if the Merger is consummated in a manner that is different from the manner described in the Merger Agreement or the Registration Statement, our opinion as expressed below may be adversely affected.

First Financial Corporation

April 11, 2019

Additional issues may exist that could affect the tax treatment of the Merger, and this opinion does not consider or provide a conclusion with respect to any additional issues.

We express no opinion on any issue relating to the tax consequences of the Merger or any other transaction contemplated by the Registration Statement other than the opinion set forth below. We express no opinion regarding any other federal, state, local, or foreign income, estate, gift, transfer, sales, use, or other tax consequence that may result from the Merger or any other transaction. This opinion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations, judicial authorities, published positions of the Internal Revenue Service (“IRS”), and such other authorities as we have considered relevant, all as in effect on the date of this opinion and all of which are subject to change or differing interpretations (possibly with retroactive effect). A change in the authorities upon which this opinion is based could affect the conclusions expressed herein. Moreover, this opinion is not binding on the IRS or the courts. There can be no assurance that this opinion will be accepted by the IRS or, if challenged, by a court. Any change in applicable laws or the facts and circumstances surrounding the Merger, or any inaccuracy in the statements, facts, assumptions, or representations upon which we have relied, may affect the continuing validity of our opinion as set forth herein. We assume no responsibility to inform either First Financial or HopFed of any such change or inaccuracy that may occur or come to our attention.

Based upon and subject to the foregoing, and our consideration of such other matters of fact and law as we have considered necessary or appropriate, we hereby confirm that the statements set forth under the caption “Material U.S. Federal Income Tax Consequences of the Merger” in the proxy statement/prospectus included in the Registration Statement, subject to the limitations and qualifications set forth therein, constitute our opinion as to the material U.S federal income tax consequences of the Merger.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the references to our firm under the heading “Material U.S. Federal Income Tax Consequences of the Merger” and “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ SmithAmundsen LLC

SMITHAMUNDSEN LLC